EXHIBIT 99.1

Smith-Midland Announces Preliminary Fourth Quarter and Full Year 2025 Results

Fourth Quarter Revenue Expected to Increase 25%; Anticipates Record Full-Year Revenue and Net Income

MIDLAND, VA – March 23, 2026 – Smith-Midland Corporation (NASDAQ: SMID), a provider of innovative, high-quality proprietary and patented precast concrete products and systems, today announced preliminary, unaudited results for its fourth quarter and full year 2025 ended December 31, 2025.

For the fourth quarter of 2025, the Company expects revenues of approximately $22 to $24 million, compared to $18.5 million in the prior-year comparable quarter, primarily due to higher product sales and shipping and installation revenue. The Company also anticipates net income to be higher versus the fourth quarter of 2024. For the full year 2025, the Company expects revenue to be between $92 to $94 million, which would represent an 18% annual increase from 2024 at the midpoint, and anticipates record annual net income, subject to final adjustments.

“2025 has been another banner year for Smith-Midland, as we expect to report new record top and bottom-line results after setting new highs last year,” said Ashley Smith, Chairman and Chief Executive Officer of Smith-Midland. “Our results reflect continued demand supported by federal and state infrastructure spending as well as disciplined execution of our growth strategy, including strategic expansion of our rental barrier fleet and product sales initiatives, to further strengthen our market position.”

The information contained in this press release is preliminary. The Company intends to file its final results for the fourth quarter and full year 2025 in its Form 10-K with the Securities and Exchange Commission no later than March 31, 2026.

About Smith-Midland Corporation

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities in; Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company’s actual results may differ significantly from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, the uncertainties arising from the policies of the United States Government, the risk of less government spending on infrastructure than anticipated, inflationary factors including potential recession, our material weaknesses in internal controls, cyber security risks, general business and economic conditions, our debt exposure, our high level of accounts receivables, the effect of the Company’s accounting policies and other risks detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Additionally, the financial measures presented herein are a preliminary estimate, remain subject to our internal controls and procedures, and are subject to risks and uncertainties. Any variation between the Company’s actual financial results and the preliminary ranges set forth herein may be material.

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

(214) 872-2710